Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stoneridge, Inc. Amended and Restated Long-Term Incentive Plan, as amended, and the Stoneridge, Inc. Amended Directors’ Restricted Shares Plan of our reports dated March 8, 2013, with respect to the consolidated financial statements and schedule of Stoneridge, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Stoneridge, Inc. and Subsidiaries, included in Stoneridge, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 5, 2013